Exhibit 99.1
Contact
Investor Relations
Phone: (441) 278-0988
Email: investorrelations@endurance.bm
ENDURANCE REPORTS FIRST QUARTER NET INCOME OF $55.8 MILLION
PEMBROKE, Bermuda — May 4, 2010 — Endurance Specialty Holdings Ltd. (NYSE:ENH) today reported net income of $55.8 million and $0.91 per diluted common share for the first quarter of 2010 versus net income of $78.3 million and $1.24 per diluted common share in the first quarter of 2009.
Operating highlights for the quarter ended March 31, 2010 were as follows:
•	Gross premiums written of $818.9 million, an increase of $35.6 million or 4.5% over the same period in 2009;
•	Net premiums written of $702.9 million, an increase of $120.0 million or 20.6% from the first quarter of 2009;
•	Combined ratio of 97.3%, which included 10.6 percentage points of favorable prior year loss reserve development and 17.8 percentage points of catastrophe losses related to the earthquake in Chile and European Windstorm Xynthia;
•	Net investment income of $56.5 million, a decline of 12.5% over the same period in 2009;
•	Operating income, which excludes after-tax realized investment gains and losses and foreign exchange gains and losses, of $60.2 million or $0.98 per diluted common share;
•	Operating return on average common equity for the quarter of 2.2%, or 8.6% on an annualized basis; and
•	Book value of $45.89 per diluted common share, up 2.9% from December 31, 2009.
David Cash, Chief Executive Officer, commented, “Our first quarter results are indicative of the strong franchise that we continue to build at Endurance. We produced an underwriting profit in the quarter despite significant natural catastrophe losses affecting our industry — a testament to our diversified book of business and strong risk management. In addition, we were able to meaningfully expand our portfolio of businesses in the quarter, which is attributable to numerous thoughtful client development and growth initiatives that we have undertaken over the past several years.”
Operating Results
The 20.6% increase in net premiums written in the three months ended March 31, 2010 over the same period in 2009 resulted primarily from growth across all lines of business within the Reinsurance segment and increased retentions in the agriculture line of business in the Insurance segment, partially offset by the decline in the workers’ compensation line of business resulting from the Company’s exit from the California workers’ compensation market in February of 2009. Net premiums earned for the first quarter declined $13.1 million or 3.5% from the same period in 2009 principally due to the Company’s discontinuation of its workers’ compensation insurance line of business.
During the three months ended March 31, 2010, the Company recorded $38.6 million of favorable prior year loss reserve development compared to $39.3 million during the first quarter of 2009. For the first quarter of 2010, favorable prior year loss reserve development occurred across all lines within the Insurance segment and the short tail and other lines of the Reinsurance segment.

Insurance Segment
Net premiums written in Endurance’s Insurance segment for the three months ended March 31, 2010 were $348.9 million compared to $322.4 million for the same period in 2009. This increase was predominantly driven by increased retentions in the agriculture line of business. Partially offsetting this growth was the decline in workers’ compensation premiums resulting from the Company’s exit from the California workers’ compensation market in the first quarter of 2009. Earned premiums declined in the current period compared to 2009 due to the impact of exiting the workers’ compensation line of business.
Endurance’s Insurance segment combined ratio was 91.7% in the three months ended March 31, 2010 versus a combined ratio of 84.9% for the same period in 2009. The increase in the combined ratio was driven predominantly by lower levels of favorable prior year loss reserve development during the current quarter. The Insurance segment’s combined ratio in the first quarter of 2010 benefited from $17.7 million, or 12.1 percentage points of favorable prior year loss reserve development, compared to $36.8 million, or 20.4 percentage points, for the same period a year ago. Favorable loss reserve development emerged in the first quarter of 2010 in all of the Insurance segment’s lines of business as claims have not materialized as originally estimated. While the Insurance segment’s general and administrative expenses were consistent with the same period in 2009, the general and administrative expense ratio increased as a result of lower earned premium levels in the first quarter of 2010.
Reinsurance Segment
Net premiums written in Endurance’s Reinsurance segment for the three months ended March 31, 2010 were $354.0 million, an increase of 35.9% from the $260.5 million of net premiums written in the same period in 2009. This increase was predominantly due to strong growth during the January 1st renewal season in the short tail business generated from our offices in Singapore and Zurich. The Reinsurance segment’s casualty premiums grew in the current quarter compared to the same period a year ago due to favorable prior year premium adjustments and growth within our U.S. based direct treaty reinsurance operations.
For the quarter ended March 31, 2010, the Reinsurance segment’s combined ratio was 101.1% versus 98.8% during the same period of 2009. This increase resulted from the $65.0 million in catastrophe losses related to European Windstorm Xynthia and the earthquake in Chile which contributed 29.6 percentage points to the Reinsurance segment’s combined ratio, partially offset by increased favorable prior year loss reserve development and lower attritional losses for the first quarter of 2010 as compared to 2009. The Reinsurance segment recorded $20.9 million or 9.5 percentage points of favorable prior year loss reserve development in the first quarter of 2010 compared to $2.5 million or 1.3 percentage points for the same period in 2009. Prior year favorable loss reserve development was recorded in the short tail and other lines of the Reinsurance segment in the current quarter.
The increase in the net loss ratio for the first quarter of 2010 was partially offset by a decline in the general and administrative expense ratio in the current period primarily due to an increase in earned premiums from the same period in 2009.
Investments
Endurance’s net investment income of $56.5 million declined 12.5% or $8.1 million for the quarter ended March 31, 2010 as compared to the same period in 2009. During the first quarter of 2010, the Company’s net investment income included gains of $17.0 million on its alternative investments and high yield loan funds, included in other investments, as compared to gains of $10.5 million in the first quarter of 2009. Investment income generated from the Company’s fixed income investments, which includes fixed maturity investments, short-term investments and preferred equity securities, decreased $13.0 million from the same period in 2009. The decrease in yield is a result of the investment portfolio’s lower reinvestment rates as the Company actively invested in high quality, shorter duration assets in an effort to protect the investment portfolio against the potential impact of future increases in interest rates or spread widening. The ending book yield on the Company’s managed fixed income portfolio as of March 31, 2010 was 3.33%, up slightly from 3.29% at December 31, 2009.

Endurance’s fixed income investments, which comprise approximately 93.4% of the Company’s investments as of March 31, 2010, maintained an average credit quality of AA+ as of March 31, 2010. During the first quarter of 2010, the Company recorded net credit impairment losses of $0.9 million compared to impairment losses of $12.1 million in the first quarter of 2009. The total return of the Company’s investment portfolio, including all invested cash and cash equivalents, fixed maturity securities, short term investments, preferred equity securities and other investments, net of investment fees, was 1.73% for the quarter ended March 31, 2010.
Endurance ended the first quarter of 2010 with cash and invested assets, including net payable on pending investment purchases, of $6.2 billion, an increase of 3.1% from December 31, 2009. Net operating cash flow was $127.7 million for the three months ended March 31, 2010 versus $128.3 million for the same period in 2009.
Capitalization and Shareholders’ Equity
At March 31, 2010, Endurance’s GAAP shareholders’ equity was $2.8 billion or $45.89 per diluted common share versus $2.8 billion or $44.61 per diluted common share at December 31, 2009. During the first quarter of 2010, Endurance repurchased 1,334,653 of its common shares for an aggregate repurchase price of $48.4 million at an average price of $36.29 per share or 81.3% of beginning diluted book value per common share. During the quarter, Endurance also issued an additional $85.0 million 7% Senior Notes Due 2034.
Earnings Call
Endurance will host a conference call on May 5, 2010 at 8:30 a.m. Eastern time to discuss its financial results. The conference call can be accessed via telephone by dialing (866) 416-5346 or (913) 312-1411 (international) and entering pass code 6467868. Those who intend to participate in the conference call should register at least ten minutes in advance to ensure access to the call. A telephone replay of the conference call will be available through May 19, 2010 by dialing (888) 203-1112 or (719) 457-0820 (international) and entering the pass code: 6467868.
The public may access a live broadcast of the conference call at the “Investors” section of Endurance’s website, www.endurance.bm.
A copy of Endurance’s financial supplement for the first quarter of 2010 will be available on Endurance’s website at www.endurance.bm shortly after the release of earnings.
Operating income, operating income allocated to common shareholders, operating return on average common equity and operating income per diluted common share are non-GAAP measures. Reconciliations of these measures to the appropriate GAAP measures are included in the attached tables.

About Endurance Specialty Holdings
Endurance Specialty Holdings Ltd. is a global specialty provider of property and casualty insurance and reinsurance. Through its operating subsidiaries, Endurance writes property, casualty, healthcare liability, agriculture and professional lines of insurance and property, catastrophe, casualty, aerospace and marine, and surety and other specialty lines of reinsurance. We maintain excellent financial strength as evidenced by the ratings of A (Excellent) from A.M. Best (XV size category) and A (Strong) from Standard & Poor’s. Endurance’s headquarters are located at Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda and its mailing address is Endurance Specialty Holdings Ltd., Suite No. 784, No. 48 Par-la-Ville Road, Hamilton HM 11, Bermuda. For more information about Endurance, please visit www.endurance.bm.
Safe Harbor for Forward-Looking Statements
Some of the statements in this press release may include forward-looking statements which reflect our current views with respect to future events and financial performance. Such statements may include forward-looking statements both with respect to us in general and the insurance and reinsurance sectors specifically, both as to underwriting and investment matters. Statements which include the words “should,” “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “seek,” “will,” and similar statements of a future or forward-looking nature identify forward-looking statements in this press release for purposes of the U.S. federal securities laws or otherwise. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the Private Securities Litigation Reform Act of 1995.
All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or may be important factors that could cause actual results to differ from those indicated in the forward-looking statements. These factors include, but are not limited to, the effects of competitors’ pricing policies, greater frequency or severity of claims and loss activity, changes in market conditions in the agriculture insurance industry, termination of or changes in the terms of the U.S. multiple peril crop insurance program, a decreased demand for property and casualty insurance or reinsurance, changes in the availability, cost or quality of reinsurance or retrocessional coverage, our inability to renew business previously underwritten or acquired, our inability to maintain our applicable financial strength ratings, our inability to effectively integrate acquired operations, uncertainties in our reserving process, changes to our tax status, changes in insurance regulations, reduced acceptance of our existing or new products and services, a loss of business from and credit risk related to our broker counterparties, assessments for high risk or otherwise uninsured individuals, possible terrorism or the outbreak of war, a loss of key personnel, political conditions, changes in insurance regulation, changes in accounting policies, our investment performance, the valuation of our invested assets, a breach of our investment guidelines, the unavailability of capital in the future, developments in the world’s financial and capital markets and our access to such markets, government intervention in the insurance and reinsurance industry, illiquidity in the credit markets, changes in general economic conditions and other factors described in our Annual Report on Form 10-K for the year ended December 31, 2009.
Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation publicly to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

ENDURANCE SPECIALTY HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands of United States dollars, except share and per share amounts)

	March 31,	December 31,
	2010	2009
Assets
Cash and cash equivalents	$668,049	$528,944
Fixed maturity investments, available for sale, at fair value	4,793,451	4,548,618
Short-term investments, available for sale, at fair value	389,937	534,678
Preferred equity securities, available for sale, at fair value	12,329	11,023
Other investments	368,035	351,352
Premiums receivable, net	935,244	565,348
Deferred acquisition costs	163,639	146,979
Securities lending collateral	128,299	66,913
Prepaid reinsurance premiums	179,603	120,941
Losses recoverable	246,583	467,664
Accrued investment income	28,746	30,367
Goodwill and intangible assets	189,246	191,450
Deferred tax assets	30,502	17,252
Receivable on pending investment sales	8,859	632
Other assets	54,031	84,533

Total Assets	$8,196,553	$7,666,694

Liabilities
Reserve for losses and loss expenses	$3,138,905	$3,157,026
Reserve for unearned premiums	1,228,559	832,561
Net deposit liabilities	39,729	42,638
Securities lending payable	128,265	66,968
Reinsurance balances payable	153,174	220,435
Debt	528,357	447,664
Payable on pending investment purchases	79,245	25
Other liabilities	79,232	112,094

Total Liabilities	5,375,466	4,879,411

Shareholders’ Equity
Preferred shares
Series A, non-cumulative — 8,000,000 issued and outstanding (2009 — 8,000,000)	8,000	8,000
Common shares
54,229,674 issued and outstanding (2009 — 55,115,702)	54,230	55,116
Additional paid-in capital	882,684	929,577
Accumulated other comprehensive income	95,413	52,148
Retained earnings	1,780,760	1,742,442

Total Shareholders’ Equity	2,821,087	2,787,283

Total Liabilities and Shareholders’ Equity	$8,196,553	$7,666,694

Book Value per Common Share
Dilutive common shares outstanding	57,112,160	57,996,331
Diluted book value per common share[a]	$45.89	$44.61

Note:	All financial information contained herein is unaudited, except the balance sheet data for the year ended December 31, 2009, which was derived from Endurance’s audited financial statements.

[a]	Excludes the $200 million liquidation value of the preferred shares.

ENDURANCE SPECIALTY HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of United States dollars, except share and per share amounts)

	Quarter Ended
	March 31,	March 31,
	2010	2009
Revenues
Gross premiums written	$818,869	$783,306

Net premiums written	$702,942	$582,915
Change in unearned premiums	(337,753)	(204,640)

Net premiums earned	365,189	378,275
Other underwriting income	295	3,597
Net investment income	56,479	64,550
Net realized gains on investment sales	3,544	3,241

Total other-than-temporary impairment losses	(769)	(12,126)
Portion of loss recognized in accumulated other comprehensive income (loss)	(92)	—

Net impairment losses recognized in earnings(1)	(861)	(12,126)

Total revenues	424,646	437,537

Expenses
Losses and loss expenses	232,597	220,136
Acquisition expenses	63,944	68,274
General and administrative expenses	58,965	60,257
Amortization of intangibles	2,588	2,588
Net foreign exchange losses (gains)	5,971	(62)
Interest expense	7,608	7,555

Total expenses	371,673	358,748

Income before income taxes	52,973	78,789
Income tax benefit (expense)	2,816	(492)

Net income	55,789	78,297
Preferred dividends	(3,875)	(3,875)

Net income available to common and participating common shareholders	$51,914	$74,422

Per share data
Basic earnings per common share	$0.95	$1.30

Diluted earnings per common share	$0.91	$1.24

(1)	Effective April 1, 2009, the Company adopted new accounting guidance related to the recognition and presentation of other-than-temporary impairments, which required the Company to identify whether an investment was in an unrealized loss position due to credit or non-credit related factors. Only credit related impairments are recognized in earnings. Amounts for the period ended March 31, 2009 have been restated to reflect this change.

ENDURANCE SPECIALTY HOLDINGS LTD.
RESULTS BY SEGMENT
(in thousands of United States dollars)

	For the quarter ended March 31, 2010
	Insurance	Reinsurance	Reported Totals

Revenues
Gross premiums written	$464,341	$354,528	$818,869
Ceded premiums written	(115,400)	(527)	(115,927)

Net premiums written	348,941	354,001	702,942

Net premiums earned	145,676	219,513	365,189
Other underwriting (loss) income	(2)	297	295

Total underwriting revenues	145,674	219,810	365,484

Expenses
Net losses and loss expenses	86,084	146,513	232,597
Acquisition expenses	17,426	46,518	63,944
General and administrative expenses	30,121	28,844	58,965

	133,631	221,875	355,506

Underwriting income (loss)	$12,043	$(2,065)	$9,978

Net loss ratio	59.0%	66.8%	63.7%
Acquisition expense ratio	12.0%	21.2%	17.5%
General and administrative expense ratio	20.7%	13.1%	16.1%

Combined ratio	91.7%	101.1%	97.3%

ENDURANCE SPECIALTY HOLDINGS LTD.
RESULTS BY SEGMENT
(in thousands of United States dollars)

	For the quarter ended March 31, 2009
	Insurance	Reinsurance	Reported Totals

Revenues
Gross premiums written	$522,214	$261,092	$783,306
Ceded premiums written	(199,784)	(607)	(200,391)

Net premiums written	322,430	260,485	582,915

Net premiums earned	180,674	197,601	378,275
Other underwriting income	2,959	638	3,597

Total underwriting revenues	183,633	198,239	381,872

Expenses
Net losses and loss expenses	98,804	121,332	220,136
Acquisition expenses	24,841	43,433	68,274
General and administrative expenses	29,759	30,498	60,257

	153,404	195,263	348,667

Underwriting income	$30,229	$2,976	$33,205

Net loss ratio	54.7%	61.4%	58.2%
Acquisition expense ratio	13.7%	22.0%	18.1%
General and administrative expense ratio	16.5%	15.4%	15.9%

Combined ratio	84.9%	98.8%	92.2%

ENDURANCE SPECIALTY HOLDINGS LTD.
CONSOLIDATED FINANCIAL RATIOS
As Reported

	For the quarter ended March 31
	Insurance		Reinsurance		Total
	2010	2009	2010	2009	2010	2009

Loss ratio	59.0%	54.7%	66.8%	61.4%	63.7%	58.2%
Acquisition expense ratio	12.0%	13.7%	21.2%	22.0%	17.5%	18.1%
General and administrative expense ratio	20.7%	16.5%	13.1%	15.4%	16.1%	15.9%

Combined ratio	91.7%	84.9%	101.1%	98.8%	97.3%	92.2%

Effect of Prior Year Net Loss Reserve Development
Favorable

	For the quarter ended March 31
	Insurance		Reinsurance		Total
	2010	2009	2010	2009	2010	2009

Loss ratio	12.1%	20.4%	9.5%	1.3%	10.6%	10.4%

Net of Prior Year Net Loss Reserve Development

	For the quarter ended March 31
	Insurance		Reinsurance		Total
	2010	2009	2010	2009	2010	2009

Loss ratio	71.1%	75.1%	76.3%	62.7%	74.3%	68.6%
Acquisition expense ratio	12.0%	13.7%	21.2%	22.0%	17.5%	18.1%
General and administrative expense ratio	20.7%	16.5%	13.1%	15.4%	16.1%	15.9%

Combined ratio	103.8%	105.3%	110.6%	100.1%	107.9%	102.6%

The combined ratio is the sum of the loss, acquisition expense and general and administrative expense ratios. Endurance presents the combined ratio as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information. The combined ratio, excluding prior year net loss reserve development, enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Endurance’s results of underwriting activities in a manner similar to how management analyzes Endurance’s underlying business performance. The combined ratio, net of prior year net loss reserve development, should not be viewed as a substitute for the combined ratio.

ENDURANCE SPECIALTY HOLDINGS LTD.
GROSS AND NET PREMIUMS WRITTEN BY SEGMENT
(in thousands of United States dollars)
The following table shows Endurance’s gross and net premiums written for the quarters ended March 31, 2010 and 2009:

	Quarter Ended March 31, 2010		Quarter Ended March 31, 2009
	Gross Premiums	Net Premiums	Gross Premiums	Net Premiums
	Written	Written	Written	Written

Insurance
Agriculture	$350,199	$268,107	$378,410	$223,303
Professional lines	33,508	27,602	35,137	29,622
Casualty	34,228	21,038	30,624	17,880
Property	26,523	14,088	27,751	17,487
Healthcare liability	20,316	18,523	19,713	17,209
Workers’ compensation	(433)	(417)	30,579	16,929

Subtotal Insurance	$464,341	$348,941	$522,214	$322,430

Reinsurance
Catastrophe	$122,669	$122,759	$109,448	$109,448
Casualty	107,974	107,263	75,392	75,168
Property	64,522	64,522	34,788	34,788
Aerospace and Marine	18,066	18,031	12,227	12,132
Surety and other specialty	41,297	41,426	29,237	28,949

Subtotal Reinsurance	$354,528	$354,001	$261,092	$260,485

Total	$818,869	$702,942	$783,306	$582,915

ENDURANCE SPECIALTY HOLDINGS LTD.
RECONCILIATIONS
(in thousands of United States dollars, except share and per share amounts)
The following is a reconciliation of Endurance’s net income, net income per diluted common share, net income allocated to common shareholders under the two-class method and annualized return on average common equity to operating income, operating income per diluted common share, operating income allocated to common shareholders under the two-class method and annualized operating return on average common equity (all non-GAAP measures) for the quarters ended March 31, 2010 and 2009:

	March 31,	March 31,
	2010	2009
Net income	$55,789	$78,297
Add (Less) after-tax items:
Net foreign exchange losses (gains)	5,873	(49)
Net realized gains on investments sales	(2,351)	(2,178)
Net impairment losses recognized in earnings	861	12,126

Operating income before preferred dividends	$60,172	$88,196

Preferred dividends	(3,875)	(3,875)

Operating income available to common and participating common shareholders	$56,297	$84,321

Operating income allocated to common shareholders under the two-class method	$55,283	$82,753

Weighted average dilutive common	56,296,462	59,007,221

Operating income per diluted common share	$0.98	$1.40

Average common equity [a]	$2,604,185	$2,030,412

Operating return on average common equity	2.2%	4.2%

Annualized operating return on average common equity	8.6%	16.6%

Net income	$55,789	$78,297
Preferred dividends	(3,875)	(3,875)

Net income available to common and participating common shareholders	$51,914	$74,422

Net income allocated to common shareholders under the two-class method	$50,978	$73,037

Net income per diluted common share	$0.91	$1.24

Return on average common equity, Net income	2.0%	3.7%

Annualized return on average common equity, Net income	8.0%	14.7%

[a]	Average common equity is calculated as the arithmetic average of the beginning and ending common equity balances for the stated period, which excludes the $200 million liquidation value of the preferred shares.

Operating income and operating income per diluted common share are internal performance measures used by Endurance in the management of its operations. Operating income allocated to common shareholders (excludes operating income allocated to the holders of unvested restricted shares outstanding which are considered participating) per diluted common share represents operating income divided by weighted average dilutive common shares, which has been calculated in accordance with the two-class method under U.S. GAAP. Operating income represents after-tax operational results excluding, as applicable, after-tax net realized capital gains or losses, after-tax impairment losses, and after-tax net foreign exchange gains or losses because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Endurance believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income and net income per dilutive common share determined in accordance with the two-class method under GAAP, Endurance believes that showing operating income and operating income per dilutive common share enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Endurance’s results of operations in a manner similar to how management analyzes Endurance’s underlying business performance. Operating income and operating income per dilutive common share should not be viewed as substitutes for GAAP net income and net income per dilutive common share, respectively.
Endurance presents return on equity as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.
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